EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333‑203886 on Form S‑8 of MainSource Financial Group, Inc. of our report dated June 26, 2017 appearing in this Annual Report on Form 11‑K of MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

June 26, 2017